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                                                                EXHIBIT 99.1


                CUC INTERNATIONAL INC. COMPLETES ACQUISITIONS OF
                DAVIDSON & ASSOCIATES, INC. AND SIERRA ON-LINE, INC.

          Stamford, CT -- July 24, 1996 -- CUC International Inc. (NYSE:CU) announced today that it has completed its previously announced acquisitions of Davidson & Associates, Inc. (NASDAQ:DAVD) and Sierra On-Line, Inc. (NASDAQ:SIER). Davidson and Sierra On-Line are now wholly owned subsidiaries of CUC International Inc. Davidson, based in Torrance, California, is a leading publisher and distributor of educational and entertainment software. Sierra On-Line, based in Bellevue, Washington, is a leading entertainment software company.

          Walter A. Forbes, chairman and chief executive officer of CUC International, commented, "With the completion of these acquisitions, we can move forward aggressively with our interactive strategy. Davidson and Sierra On-Line's development expertise will enable us to build one of the most compelling sits in the interactive world - one that will offer families and individual consumers an exciting combination of entertainment, education, value-oriented consumer services, and the ability to transact."

          Pursuant to the mergers, each outstanding share of Davidson Common Stock has been converted into .85 of a share of CUC
     International Common Stock, and each outstanding share of Sierra On-Line Common Stock has been converted into 1.225 shares of CUC International Common Stock. In each case, cash will be paid in lieu of fractional shares.

          CUC International Inc. is a leading membership-services company, currently providing over 48 million consumers with access to a variety of services including home shopping, travel, insurance, auto, dining, home improvement, lifestyle clubs, checking account enhancements, and discount coupon programs.

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